EXHIBIT 10.20

                             Amendment to Employment Contract,

                                  dated January 1, 1994,

                       by and between Southern National Corporation,

                         Southern National Bank of North Carolina

                                    and Gary E. Carlton




               STATE OF NORTH CAROLINA,
                                                        EMPLOYMENT CONTRACT
               FORSYTH COUNTY

                    THIS EMPLOYMENT CONTRACT, made and entered into
               effective January 1, 1994, by and between SOUTHERN NATIONAL CORPORATION (herein "Corporation"), a North Carolina Corporation with its principal office in Lumberton, North Carolina, and SOUTHERN NATIONAL BANK OF NORTH CAROLINA (herein "Bank"), a National Banking Association with its principal office in Lumberton, North Carolina, parties of the first part, and GARY E. CARLTON (herein "Carlton"), party of the second part;

                                   W I T N E S S E T H:

                    WHEREAS, Carlton is an officer of the Corporation and
               Bank; and

                    WHEREAS, Corporation is the sole shareholder and
               holding company of the Bank;

                    WHEREAS, Corporation and Bank, recognizing the value of
               the services which Carlton has provided and can continue to provide to Corporation and Bank and recognizing his banking and financial experience and managerial abilities, entered into an Employment Contract with Carlton dated July 17, 1986; and

                    WHEREAS, Corporation and Bank and Carlton agreed to an
               amendment to the July 17, 1986, Employment Contract, by agreement dated June 15, 1987, extending the term of Carlton's employment as an officer and employee of the Corporation and Bank until he reaches age sixty-five (65) (as amended, the "Employment Contract"; and

                    WHEREAS, the parties have determined that the
               Employment Contract should be further amended to clarify Carlton's compensation and future increases therein (which the parties have determined to be reasonable compensation) to include a mitigation provision consistent with the provisions of Prop. Treas. Reg. (bullet)1.280 G-1 (A-42) and to add several other non-material provisions.

                    NOW, THEREFORE, for and in consideration of the sum of
               Ten Dollars ($10.00) and other good and valuable consideration,receipt of which is hereby acknowledged by each of the parties, and in consideration of the mutual covenants of the parties, the parties agree that the Employment Contract shall be and is hereby further amended and restated as follows:

                    Section 1. Employment. Corporation and Bank employ Carlton and Carlton agrees that he shall be employed by Corporation and Bank, as Executive Vice President and President,respectively, with such duties and responsibilities as may be assigned to him in such capacities from time to time by the Boards of Directors of Corporation and Bank.

                    Section 2. Duties and Offices. Carlton shall continue to be employed as Executive Vice President of the Corporation and President of the Bank and have equivalent or higher duties and responsibilities during his employment by Corporation and Bank. While this Employment Contract is in effect, senior management of Corporation and Bank shall each year nominate Carlton for election by the Boards of Directors of Corporation and Bank to the offices herein set out (or such higher officer level as the respective Boards of Directors may decide).

                    Section 3. Election to Boards of Directors. Carlton shall be elected to the Boards of Directors of both Corporation and Bank during the term of his employment. Management of Corporation and Bank will nominate Carlton at each of their respective annual shareholders' meetings for election to the Boards of Directors of Corporation and Bank for successive terms during his employment under this Employment Contract.

                    Section 4. Term. The term of this Employment Contract and the employment by the Corporation and Bank of Carlton under this Employment Contract shall be for the period of time beginning January 1, 1994, and continuing and existing until Carlton reaches age sixty-five (65).

                    Section 5. Compensation. Effective from and after January 1, 1994, the Bank and the Corporation jointly and severally agree to pay Carlton for his services to be rendered hereunder a minimum base salary of two hundred twenty thousand dollars ($220,000) per year payable in equal monthly installments. Subsequent to 1994, Carlton's base salary may be increased each year, effective January 1st, by an amount determined by the Corporation's Compensation Committee. In the event the Corporation or Bank merges in a transaction where it is not the surviving entity, Carlton shall be entitled to annual increases in base salary which shall be, at a minimum, the average percentage increase granted to the officers of equal rank of senior management of the surviving banking entity which carries on the business of Bank or the surviving corporation which is the parent of the Bank. If the Corporation ceases to exist and is dissolved,and is no longer the parent holding company for the Bank, then reference herein to the "Corporation shall not longer be applicable to this Section 5.

                    Section 6. Employee Benefits. Bank maintains employee benefits for officers and employees of Corporation and Bank including a retirement plan and life insurance benefits. Corporation and Bank will continue to provide for Carlton benefits under its retirement plans and to provide Carlton with fringe or employee benefits available to officers of similar officer level of Bank including, but not limited to, medical insurance, life insurance, holidays, vacations, sick pay, leave, and participation in the Southern National Employee Stock Ownership Plan as in effect from time to time.

                    Section 7. Life Insurance. At the present time, Bank carries, at the cost of Bank and Carlton, life insurance on Carlton, pursuant to the Southern National Corporation Senior Officers Insurance Program Agreement dated July 1, 1992 and pursuant to an additional Southern National Corporation Senior Officers Insurance Program Agreement effective October 1,1992. Corporation and Bank agree to continue to carry and maintain in force and pay its share of the premiums on life insurance on the life of Carlton as required, under the Southern National Corporation Senior Officers Insurance Program Agreements in favor of Carlton referenced in this Section 7. Carlton may designate or change the beneficiary of that portion of the policy proceeds to which Carlton is entitled under such agreements, subject to the collateral assignment of proceeds provided for under such agreements.

                    Section 8. Services. Carlton agrees to devote his full time and efforts to the business and affairs of the Corporation and Bank and to use his best efforts to promote and increase the business of the Corporation and Bank, to serve in the Offices of Corporation and Bank herein set out, and to perform any other duties which the Boards of Directors of Corporation and Bank may from time to time assign or delegate to him.

                    Section 9. Termination. In the event (1) Carlton voluntarily severs his employment before the end of the term of this Employment Contract, (2) becomes no longer bondable by the surety company writing fidelity and similar type bonds for the Bank and Corporation, or (3) becomes no longer acceptable to the applicable banking regulatory authorities to be an officer of the Corporation and Bank, then this contract and the employment of Carlton by Corporation and Bank shall terminate, and Carlton shall receive no further salary payments or other fringe benefits provided under this contract, except Carlton shall not forfeit any benefits to which he had become vested prior to the time of the happening of such event.

                    Section 10. Covenant Not to Compete. If Carlton voluntarily terminates his employment with Corporation before the end of the term of this contract, that is before Carlton reaches age sixty-five (65), then Carlton covenants, contracts and agrees that he shall not for his own account or behalf or for the account of others, or as the employee, officer, agent or representative of any other bank holding company, bank, savings and loan association or lending or financial institution of any type,engage in the business of banking or lending or financial services, nor enter into the employment of any other bank holding company, bank savings and loan association, or any financial institution of any type, within the geographical area of the State of North




               Carolina or the State of South Carolina (in which latter state a banking subsidiary of Southern National Corporation operates) for a period of time beginning with the date of such termination and ending five (5) years thereafter.

                    Section 11. Severability. If any provision or clause of this Employment Contract or any application thereof to any party or circumstance is held invalid, such invalidity shall not affect other provisions or applications to any party or of the Employment Contract that can be given effect without the invalid provisions or application, and to this end the provisions of the Employment Contract are declared to be severable.

                    Section 12. Mitigation. Carlton shall be required to mitigate the amount of any payment provided for in this Employment Contract by seeking other employment and the amount of any such payment shall be reduced by any compensation earned by Carlton as the result of employment by another employer after Carlton's termination by Corporation and Bank.

                    Section 13. Continuance of Agreement. Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business of the Corporation or Bank to expressly assume and perform all of the obligations of this Employment Contract, in a written agreement form satisfactory to Carlton.

                    Section 14. Assumption of Agreement. Unless the parties to this Employment Contract otherwise mutually agree in writing, the Corporation or Bank shall not merge or consolidate with any other corporation, bank or association until such successor entity expressly agrees to and assumes the obligations of Corporation and Bank under this Employment Contract.

                    Section 15. Payment. Should a potential successor not agree to assume the obligations of Corporation and Bank under this Employment Contract during a merger or consolidation, Carlton shall be entitled to compensation from Corporation and Bank (in the aggregate) pursuant to the terms of Section 5 for the term of this Employment Contract provided in Section 2.

                    Section 16. Indemnification. Corporation and Bank must pay any reasonable legal fees and expenses incurred by Carlton in seeking to obtain or enforce any right or benefit provided under this Employment Contract, whether Carlton is successful or not. Payments made under this Section 16 shall be paid by Corporation and Bank (in the aggregate) to Carlton at the time Carlton incurs such legal fees or expenses.




                    Section 17. Governing Law. This contract shall be governed and construed by the Laws of the State of North Carolina.

                    Section 18. Binding Effect. This contract shall be binding upon any of the successors, assigns or personal representatives of the parties hereto.

                    IN WITNESS WHEREOF, the parties have executed this
               amended and restates Employment Contract, this 1st day of January, 1994, effective as of January 1, 1994.

                                             SOUTHERN NATIONAL CORPORATION



                                             By:
                                                Chairman and Chief Executive
                                                Officer

               ATTEST:



               Secretary
                                             SOUTHERN NATIONAL BANK
                                             OF NORTH CAROLINA



                                             By:
                                                Chairman and Chief Executive
                                                Officer


               ATTEST:



               Secretary




                                             GARY E. CARLTON (SEAL)